Exhibit 99.1

Fannie Mae Debt Outstanding1
2003 through December 31, 2006

Debt Outstanding (in millions)	12/31/03	12/31/04	12/31/05	12/31/06
Discount Notes	$137,528	$143,455	$92,924	$83,893
Benchmark Bills	191,315	157,501	75,000	76,500
FX Discount Notes	1,180	6,530	1,818	1,915
Other Short Term[2]	12,099	9,980	2,799	6,315

Total Short Term[3,7]	$342,122	$317,466	$172,541	$168,623
Short term debt average maturity (in days)	100	61	66	77

Benchmark Notes & Bonds	$282,602	$267,091	$266,295	$261,781
Callable Benchmark Notes	44,250	31,250	22,370	15,925
Subordinated Benchmark Notes	12,500	12,500	12,500	11,000
Other Callable & Noncallable Notes & Bonds [4,5]	281,838	324,076	292,538	317,055

Total Long Term[6,7]	$621,190	$634,917	$593,703	$605,761
Long term debt average maturity (in months)	54	47	48	54

Total Debt Outstanding[7]	$963,312	$952,383	$766,244	$774,384
Total debt average maturity (in months)	36	32	38	43

Notes:

[1]	Reported amounts represent the unpaid principal balance at each reporting period or, in the case of the long-term zero coupon bonds, at maturity. Unpaid principal balance does not reflect the effect of currency adjustments, debt basis adjustments, or amortization of discounts, premiums, and issuance costs. Previously reported amounts have been revised to conform to the current period presentation and to reflect the completion of Fannie Mae’s 2004 audited financial statements and 2003 re-audited financial statements.

[2]	Other Short Term includes coupon bearing short-term notes, dollar rolls, overnight Fed funds, Benchmark repos, investment agreements, and LIP security lending.

[3]	Borrowings with an original contractual maturity of one year or less are reported as short term. As a result, securities which have a current maturity of one year or less, but have an original contractual maturity of greater than one year, will be categorized as long term for the purpose of this report.

[4]	Other Callable & Noncallable Notes & Bonds includes all long-term non-Benchmark Securities such as globals, zero-coupon securities, medium-term notes, Final Maturity Amortizing Notes, and other long-term debt securities.

[5]	Unamortized discounts and issuance costs of long-term zero coupon securities are approximately $10.8 billion at December 31, 2003, $10.4 billion at December 31, 2004, $9.9 billion at December 31, 2005, and $11 billion at December 31, 2006.

[6]	Long-term debt represents borrowings with an original contractual maturity of greater than one year.

[7]	Numbers may not foot due to rounding.
Numbers presented in this report are subject to change as a result of the ongoing preparation and completion of Fannie Mae’s 2005 and 2006 financial statements and the required audits.